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                                                                    EXHIBIT 99.3

                                  [AVANEX LOGO]
                                 WWW.AVANEX.COM

FOR IMMEDIATE RELEASE

AVANEX TO COMPLETE $40.2 MILLION PRIVATE PLACEMENT

FREMONT, CALIF. (Feb. 12, 2004) - Avanex Corporation (Nasdaq: AVNX) announced today that it has entered into definitive agreements with independent accredited institutional investors relating to a private placement of 7,319,761 shares of Common Stock of the Company at a price of $5.49 per share for aggregate gross proceeds of approximately $40.2 million. Avanex intends to use the net proceeds for general corporate purposes, including working capital.

In connection with the issuance of the shares of Common Stock, the investors will be issued rights which will be exercisable for up to an additional 1,463,954 shares of the Company's Common Stock at $5.49 per share, representing approximately $8.0 million in proceeds if the rights are exercised in full for cash, resulting in total potential proceeds of approximately $48.2 million. These additional investment rights are expected to expire 60 trading days following the effectiveness of the registration statement to be filed with the SEC in connection with the transaction.

The shares of Common Stock sold to the investors have not been registered under the Securities Act of 1933. Accordingly, these shares may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. Avanex has agreed to file a registration statement covering resale of these shares by the investors. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Common Stock. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding the anticipated closing of the private placement. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include any event that would cause the Company or the investors to breach any of their representations and warranties under the purchase agreement. Further factors that could affect the Company are described in the risk factors contained in the Company's SEC filings including the Company's Quarterly Report on Form 10-Q filed with the SEC on November 14, 2003. The Company assumes no obligation and does not intend to update any forward- looking statements, whether as a result of new information, future events or otherwise.

                             CORPORATE HEADQUARTERS
    40919 Encyclopedia Circle, Fremont, CA 94538 USA o Telephone 510-897-4188
                                Fax 510-897-4189
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CONTACT INFORMATION:

Investor Relations                                                 Media
Mark Weinswig                                              Tony Florence
Phone: 510-897-4344                                 Phone:  510-897-4162
Fax:  510-897-4345                                     Fax: 510-979-0198
e-mail: mark_weinswig@avanex.com        e-mail: tony_florence@avanex.com


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